Exhibit 5.1

May 3, 2007

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-86712)(the “Registration Statement”) filed by Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of class A common stock, debt securities, preferred stock and depositary shares of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate offering price not to exceed $350,000,000; and (ii) the prospectus supplement, dated May 3, 2007, to the prospectus dated May 7, 2002 included in the Registration Statement (the “Prospectus Supplement”) relating to the issuance and sale of $300,000,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2027, plus up to an additional $45,000,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2027 issuable upon exercise of an over-allotment option granted by the Company to the Underwriters (as defined below)(collectively, the “Notes”).

The Notes are to be sold by the Company pursuant to an underwriting agreement, dated May 2, 2007 (the “Underwriting Agreement”), between the Company and Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the Underwriters party to the Underwriting Agreement (the “Underwriters”).

We have acted as special securities counsel to the Company in connection with the issuance and sale by the Company of the Notes. The Notes are to be issued pursuant to an indenture to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and supplemented by a supplemental indenture no. 1 to be entered into between the Company and the Trustee (the indenture as so supplemented, the “Indenture”).  The

May 3, 2007

Notes will be convertible into shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), in the circumstances described in, and in accordance with the terms of, the Indenture.  The shares of Class A Common Stock into which the Notes will be convertible are referred to herein as the “Conversion Shares.”

We have examined a copy of the Registration Statement as filed with the Commission.  We have also examined and relied upon the Underwriting Agreement, the Indenture, minutes of meetings of the Board of Directors of the Company, including committees thereof, as provided to us by the Company, the Articles of Amendment and Restatement of the Company, the Amended By-laws of the Company, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records and stock books of the Company provided to us by the Company.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture, (ii) the Indenture will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us and will be a valid and binding obligation of the Trustee, and (iii) the Conversion Shares have been reserved for issuance upon conversion of the Notes.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the State of Maryland and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.  We also express no opinion herein with respect to compliance by the Company with the securities or Blue Sky laws of any state or other jurisdiction of the United States or of any foreign jurisdiction.  In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

May 3, 2007

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Indenture has been duly authorized and, when duly executed and delivered by the Company, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.             The Notes have been duly authorized and, when duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the Underwriters, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

3.             The Conversion Shares reserved for issuance upon conversion of the Notes have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed by the Company and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner